                                                                     EXHIBIT 4.1

kpmg





                 Consolidated Financial Statements of


                 NEUROCHEM INC.
                 (A DEVELOPMENT STAGE COMPANY)



                 Years ended June 30, 2003, 2002 and 2001
                 and for the period from inception (June 17, 1993) to June 30, 2003

(KPMG LOGO)


       KPMG LLP                                        Telephone  (514) 840-2100
       Chartered Accountants                           Telefax    (514) 840-2187
       2000 McGill College Avenue                             http://www.kpmg.ca
       Suite 1900
       Montreal (Quebec)  H3A 3H8


AUDITORS' REPORT TO THE SHAREHOLDERS


We have audited the consolidated balance sheets of Neurochem Inc. as at June 30, 2003 and 2002 and the consolidated statements of operations, deficit and cash flows for each of the years in the three-year period ended June 30, 2003 and for the period from inception (June 17, 1993) to June 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended June 30, 2003 and for the period from inception (June 17, 1993) to June 30, 2003 in accordance with Canadian generally accepted accounting principles.



(Signed) KPMG LLP



Chartered Accountants


Montreal, Canada

August 8, 2003 (except note 18 (b), which is as of August 12, 2003)




KPMG LLP, a Canadian owned limited liability partnership established under the laws of Ontario, is a member firm of KPMG International, a Swiss association.

NEUROCHEM INC.
Consolidated Financial Statements

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003


FINANCIAL STATEMENTS

     Consolidated Balance Sheets...........................   1

     Consolidated Statements of Operations.................   2

     Consolidated Statements of Deficit....................   3

     Consolidated Statements of Cash Flows.................   4

     Notes to Consolidated Financial Statements............   5

NEUROCHEM INC.
Consolidated Balance Sheets

June 30, 2003 and 2002
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

================================================================================

                                                                2003           2003           2002
                                                            -----------      --------       --------
                                                              (US$ -          (Cdn$)         (Cdn$)
                                                            note 2 (l))
Assets

Current assets:
     Cash and cash equivalents                                $  4,759       $  6,450       $  1,149
     Marketable securities                                       7,292          9,884         23,013
     Grants receivable (note 3)                                    390            529          1,017
     Sales taxes and other receivables                             651            882            405
     Research tax credits receivable                               866          1,174            718
     Prepaid expenses and deposits                                 685            928            249
                                                              --------       --------       --------
                                                                14,643         19,847         26,551

Long-term security deposits (note 9 (e))                           174            236            226

Long-term investment (note 4)                                    3,262          4,421             --

Property and equipment (note 5)                                  3,003          4,070          3,750

Patent costs (note 6)                                            1,908          2,586          2,206
                                                              --------       --------       --------
                                                              $ 22,990       $ 31,160       $ 32,733
                                                              ========       ========       ========

Liabilities and Shareholders' Equity

Current liabilities:
     Accounts payable                                         $  2,253       $  3,054       $  2,216
     Accrued liabilities                                         1,741          2,359          2,044
     Current portion of obligations under capital leases
       (note 7)                                                    303            411            552
                                                              --------       --------       --------
                                                                 4,297          5,824          4,812

Obligations under capital leases (note 7)                          467            633          1,044
                                                              --------       --------       --------
                                                                 4,764          6,457          5,856
Shareholders' equity:
     Share capital (note 8)                                     64,544         87,482         69,501
     Deficit                                                   (46,318)       (62,779)       (42,624)
                                                              --------       --------       --------
                                                                18,226         24,703         26,877
Commitments and contingencies (notes 3 (a) and 9))
Subsequent events (note 18)
                                                              --------       --------       --------
                                                              $ 22,990       $ 31,160       $ 32,733
                                                              ========       ========       ========

See accompanying notes to consolidated financial statements.

On behalf of the Board of Directors by:

(Signed) John Molloy                                  (Signed) Colin Bier, Ph.D.
Director                                              Director

NEUROCHEM INC.
Consolidated Statements of Operations

Years ended June 30, 2003, 2002 and 2001 and for the period from inception
   (June 17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)
(in accordance with Canadian GAAP)

================================================================================

                                                                                                     Cumulative
                                                                                                          since
                                                                                                   inception of
                                             2003           2003           2002           2001       operations
                                          -----------     --------       --------       --------   ------------
                                           (US$ -          (Cdn$)         (Cdn$)         (Cdn$)        (Cdn$)
                                          note 2 (l))
Revenues:
     Research contracts                    $     --       $     --       $  2,271       $  6,370       $  9,216
     License fees                                --             --             --             --          1,106
                                           --------       --------       --------       --------       --------
                                                 --             --          2,271          6,370         10,322

Expenses:
     Research and development                13,857         18,782         15,304          9,926         68,108
     Research tax credits                    (1,040)        (1,410)        (1,048)          (752)        (9,376)
     Research grants and other               (1,398)        (1,895)        (2,071)        (1,837)        (7,608)
                                           --------       --------       --------       --------       --------
                                             11,419         15,477         12,185          7,337         51,124
     General and administrative               5,300          7,184          3,698          3,189         22,221
     Depreciation of property and
       equipment                                752          1,019            758            348          3,035
     Amortization of patent costs               131            178            130             74            541
     Interest and bank charges                  106            144            232            127            862
                                           --------       --------       --------       --------       --------
                                             17,708         24,002         17,003         11,075         77,783

                                           --------       --------       --------       --------       --------
Net loss before undernoted items            (17,708)       (24,002)       (14,732)        (4,705)       (67,461)

Investment and other income:
     Interest income                            590            800          1,144          1,979          4,964
     Foreign exchange                            74            100            113             39            248
     Gain on disposal of intellectual
       property (note 4)                      2,570          3,484             --             --          3,484
                                           --------       --------       --------       --------       --------
                                              3,234          4,384          1,257          2,018          8,696

                                           --------       --------       --------       --------       --------
Net loss before income taxes                (14,474)       (19,618)       (13,475)        (2,687)       (58,765)

Income taxes:
     Quebec credit for losses                    --             --             --             --            700
                                           --------       --------       --------       --------       --------

Net loss                                   $(14,474)      $(19,618)      $(13,475)      $ (2,687)      $(58,065)
                                           ========       ========       ========       ========       ========

Net loss per share (note 12):
     Basic and diluted                     $  (0.66)      $  (0.90)      $  (0.75)      $  (0.15)
                                           ========       ========       ========       ========

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Deficit

Years ended June 30, 2003, 2002 and 2001 and for the period from inception
   (June 17, 1993) to June 30, 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

================================================================================

                                                                                          Cumulative
                                                                                               since
                                                                                        inception of
                                  2003           2003           2002           2001       operations
                               -----------     --------       --------       --------   ------------
                                 (US$ -         (Cdn$)          (Cdn$)         (Cdn$)         (Cdn$)
                               note 2 (l))

Deficit, beginning of year      $(31,448)      $(42,624)      $(29,149)      $(25,897)      $     --

Net loss                         (14,474)       (19,618)       (13,475)        (2,687)       (58,065)

Share issue costs                   (396)          (537)            --           (565)        (4,714)

                                --------       --------       --------       --------       --------
Deficit, end of year            $(46,318)      $(62,779)      $(42,624)      $(29,149)      $(62,779)
                                ========       ========       ========       ========       ========

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Consolidated Statements of Cash Flows

Years ended June 30, 2003, 2002 and 2001 and for the period from inception
   (June 17, 1993) to June 30, 2003
(in thousands of Canadian dollars)
(in accordance with Canadian GAAP)

================================================================================

                                                                                                                 Cumulative
                                                                                                                      since
                                                                                                               inception of
                                                         2003           2003           2002           2001       operations
                                                     -----------      --------       --------       --------   ------------
                                                        (US$ -         (Cdn$)         (Cdn$)         (Cdn$)        (Cdn$)
                                                     note 2 (l))
Cash flows from operating activities:
     Net loss                                          $(14,474)      $(19,618)      $(13,475)      $ (2,687)      $(58,065)
     Adjustments for:
         Gain on disposal of intellectual
           property                                      (2,570)        (3,484)            --             --         (3,484)
         Depreciation and amortization                      883          1,197            888            422          3,576
         Write-off of patents                                --             --            119             --            119
         Share issued for services                           --             --             --             --             41
     Changes in operating assets and liabilities:
         Grants receivable                                  360            488            (37)          (370)          (529)
         Sales taxes and other
           receivables                                     (352)          (477)            12            (64)          (882)
         Research tax credits receivable                   (336)          (456)            34            536         (1,174)
         Prepaid expenses and deposits                     (508)          (689)           (31)           (72)        (1,163)
         Accounts payable and accrued
           liabilities                                      801          1,086          1,565            116          5,448
                                                       --------       --------       --------       --------       --------
                                                        (16,196)       (21,953)       (10,925)        (2,119)       (56,113)

Cash flows from financing activities:
     Proceeds from issue of share capital                13,266         17,981             11          8,891         87,440
     Share issue costs                                     (396)          (537)            --           (565)        (4,714)
     Proceeds from sale-leaseback                            --             --          1,649             --          2,168
     Repayment of obligations under
       capital lease                                       (407)          (552)          (618)          (443)        (2,118)
                                                       --------       --------       --------       --------       --------
                                                         12,463         16,892          1,042          7,883         82,776

Cash flows from investing activities:
     Additions to property and equipment                 (1,209)        (1,638)          (946)        (2,122)        (6,280)
     Additions to patent costs                             (397)          (538)        (1,156)          (424)        (3,458)
     Long-term investment                                  (436)          (591)            --             --           (591)
     Investment in marketable securities                     --             --             --             --        (31,000)
     Proceeds from maturity of
       marketable securities                              9,686         13,129          7,045            942         21,116
                                                       --------       --------       --------       --------       --------
                                                          7,644         10,362          4,943         (1,604)       (20,213)
                                                       --------       --------       --------       --------       --------

Net (decrease) increase in cash and
   cash equivalents                                       3,911          5,301         (4,940)         4,160          6,450

Cash and cash equivalents,
   beginning of year                                        848          1,149          6,089          1,929             --
                                                       --------       --------       --------       --------       --------
Cash and cash equivalents,
   end of year                                         $  4,759       $  6,450       $  1,149       $  6,089       $  6,450
                                                       ========       ========       ========       ========       ========

Supplemental disclosures to cash flow statements (note 13)

See accompanying notes to consolidated financial statements.

NEUROCHEM INC.
Notes to Consolidated Financial Statements

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

1.   ORGANIZATION AND BUSINESS ACTIVITIES:

     Neurochem Inc. (the "Company" or "Neurochem"), incorporated under the Canada Business Corporations Act in 1993, is a Canadian biopharmaceutical company focused on the development and commercialization of innovative therapeutics for neurological disorders.

     Since inception, the business activities of the Company have been devoted principally to research and development of the Company's core technology platform, amyloid inhibitors, which focuses on the design and synthesis of chemical compounds that inhibit the formation, deposition and toxicity of amyloid fibrils implicated as the underlying causes of certain diseases. The Company's therapeutic focus is on developing treatments for a number of important disease indications characterized by the presence of toxic deposits of amyloid protein. The diseases currently targeted by the Company include Alzheimer's Disease, Hemorrhagic Stroke due to Cerebril Amyloid Angiopathy ("CAA"), and certain Systemic Amyloidosis disorders. In addition, the Company is also conducting research and development work for other neurological disorders principally Epileptic Seizures induced by Traumatic Brain Injury. In 2003, the Company disposed of its intellectual property and lead compounds for Diabetes Type II (see note 4). The status of the Company's principal product candidates are as follows:

     Disease indication                       Product candidates                  Stage of development
     ------------------                       ------------------                  --------------------
     Amyloid A (AA) Amyloidosis                    Fibrillex(TM)           Phase II/III clinical trial
     Alzheimer's Disease                            Alzhemed(TM)   Phase III clinical trials in design
     Hemorrhagic Stroke due to CAA                  Cerebril(TM)               Phase II clinical trial
     Epileptic Seizures induced by
       Traumatic Brain Injury              Lead compound NC-1461                  Pre-clinical testing

     Neurochem is considered to be in the development stage, with a significant emphasis in clinical trials for three of its product candidates. Substantially all of the Company's research and development expenditures, and all revenues from milestone payments and research contracts, since inception, relate to the Company's core technology platform. The Company's capital expenditures since inception, including costs incurred to secure patents, relate principally to the Company's core technology platform.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================


2.   SIGNIFICANT ACCOUNTING POLICIES:

     The consolidated financial statements, which have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP"), would differ in some respects from those prepared in the United States. A reconciliation of the net loss and shareholders' equity reported in accordance with Canadian GAAP with US GAAP is presented in note 16.

     (a) Principles of consolidation:

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

     (b) Cash and cash equivalents:

         The Company considers all investments with maturities of three months or less that are highly liquid and readily convertible into cash to be cash equivalents.

     (c) Marketable securities:

         Marketable securities are investments with maturities greater than three months and less than a year, and consist principally of corporate bonds and commercial paper. Interest bearing financial assets are intended to be held to maturity and are carried at amortized cost. Interest is recognized on an effective yield basis. These investments are written down to their estimated fair market value when this amount is less than amortized cost, unless the Company has reason to believe it will be able to recover the carrying amount. Estimated fair market value is based on quoted or market prices.

     (d) Long-term investment:

         The long-term investment is recorded at cost. When, in the opinion of management, a permanent decline in value has occurred, the investment is written down to its estimated realizable value. In determining the estimated realizable value, management relies on its judgment and knowledge of the investment as well as assumptions of general business and economic conditions that prevail and are expected to prevail. These assumptions are limited due to the uncertainty of predictions concerning future events.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (e) Property and equipment:

         Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of minimum lease payments. Depreciation and amortization are provided at the following annual rates:

         Asset                                              Basis          Rate/period
         -----                                              -----          -----------
         Research equipment                     Declining balance                  20%
         Office equipment                       Declining balance                  20%
         Computer hardware                      Declining balance                  30%
         Computer software                          Straight-line                 100%
         Equipment under capital leases         Declining balance               20-30%
         Leasehold improvements                     Straight-line        Over the term
                                                                          of the lease

         The Company performs a review for the impairment of its property and equipment whenever events or changes in circumstances indicate that the carrying amount of property and equipment may not be recoverable. An impairment loss would be recognized when estimates of non-discounted future cash flows expected to result from the use of such property and equipment and its eventual disposition are less than its carrying amount. No impairment losses have been identified by the Company for the years ended June 30, 2003, 2002 and 2001.

     (f) Patent costs:

         Patents are stated at cost and are amortized using the straight-line method over the life of the patent ranging from 17 to 20 years. The capitalized amount with respect to patents relates to direct costs incurred in connection with securing the patents. The cost of the patents does not necessarily reflect their present or future value and the amount ultimately recoverable is dependent upon the continued development and successful commercialization of the related products. Management reviews the unamortized balance of patent costs on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable, and recognizes any impairment in carrying values in the year of impairment. An impairment would be recognized when estimates of non-discounted future cash flows expected to result from the use of the asset and its eventual disposition are less then the carrying amount. In 2003, the Company recorded nil in write-downs in patent costs for which no future benefits were expected (2002 - $119; 2001 - nil).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (g) Goodwill and other intangible assets:

         Effective July 1, 2002, the Company adopted the new recommendations of the Canadian Institute of Chartered Accountants (CICA), Handbook
         Section 3062, with respect to the accounting for goodwill and other intangible assets. The standard changes the accounting for goodwill from an amortization method to an impairment-only approach. In addition, the standard requires acquired intangible assets to be separately recognized if the benefit of the intangible assets is obtained through contractual or other legal right, or if the intangible assets can be sold, transferred, licensed, rented or exchanged.

         There was no impact on the Company's financial position, results of operations and cash flows as a result of adopting these recommendations. In addition, there has been no change in the estimated useful life of the patent costs which continue to be amortized.

     (h) Revenue recognition:

         Revenue from research contracts is recognized when services to be provided are rendered and all conditions under the terms of the underlying agreement are met. Revenue subject to the achievement of milestones is recorded only when the specified events have occurred and collectibility is assured.

         Up-front payments and initial technology access fees are deferred and recognized as revenue on a systematic basis over the period that the related products or services are delivered and all obligations are performed.

         License fees are recorded when conditions and events under the license agreement have occurred and collectibility is reasonably assured.

     (i) Research and development:

         Research expenditures are expensed as incurred. Development expenditures, if any, are capitalized when they meet the criteria for capitalization in accordance with Canadian generally accepted accounting principles and the future benefits could be regarded as being reasonably certain. At June 30, 2003 and 2002, no development costs were deferred.

     (j) Government assistance:

         Government assistance, consisting of grants and research tax credits, is recorded as a reduction of the related expense or the cost of the asset acquired. Government assistance is recorded in the accounts when reasonable assurance exists that the Company has complied with the terms and conditions of the approved grant program or, for tax credits, when there is reasonable assurance that they will be realized.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (k) Foreign exchange:

         Monetary assets and liabilities denominated in foreign currencies are translated at year-end exchange rates. Other balance sheet items denominated in foreign currencies are translated at rates of exchange in effect at the transaction date. Income and expenses denominated in foreign currencies are translated at average rates prevailing during the year. Translation gains and losses are included in income.

         The Company's foreign subsidiaries are considered to be integrated foreign operations and their accounts have been translated using the temporal method with translation gains and losses included in the consolidated statements of operations.

     (l) Translation of convenience:

         The Company's functional currency is the Canadian dollar. As a convenience to certain users, the Company has also presented the 2003 consolidated financial statements in US dollars using the convenience translation method whereby all Canadian dollar amounts were converted into US dollars at the noon exchange rate quoted by the Bank of Canada at June 30, 2003, which was $0.7378 US dollar per Canadian dollar. The information in US dollars is presented only for the convenience of some readers and thus has limited usefulness. This translation should not be viewed as a representation that such Canadian dollar amounts actually represent such US dollar amounts or could be or would have been converted into US dollars at the rate indicated.

     (m) Stock-based compensation plan:

         Effective July 1, 2002, the Company adopted prospectively the new recommendations of the CICA, Handbook Section 3870, with respect to the accounting for stock-based compensation and other stock-based payments. The new recommendations require that all stock-based payments to non-employees, and employee awards that are direct awards of stock, call for settlement in cash or other assets, or are stock appreciation rights that call for settlement by the issuance of equity instruments, granted on or after July 1, 2002, be accounted for using the fair value method. For all other stock-based employee compensation awards, the new standards permit the Company to continue to follow its existing policy of using the settlement date method of accounting. Under this method, no compensation expense is recognized when stock options are issued to employees. Any consideration received from the plan participants upon exercise of stock options is credited to share capital.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

2.   SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

     (m) Stock-based compensation plan (continued):

         The new standard requires that the Company disclose the pro forma effect of accounting for all stock-based awards granted during the year ended June 30, 2003 under the fair value-based method (refer to note
         12). In the first year of application, comparative disclosures need not be provided for prior periods.

     (n) Income taxes:

         The Company utilizes the asset and liability method for accounting for income taxes. Under this method, future income tax assets and liabilities are determined based on "temporary differences" (differences between the accounting basis and the tax basis of the assets and liabilities), and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future tax asset if it is more likely than not that the asset will not be realized.

     (o) Earnings per share:

         Basic earnings per share are determined using the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed in a manner consistent with basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of options and warrants, if dilutive. The number of additional shares is calculated by assuming that outstanding options and warrants were exercised and that the proceeds from such exercises were used to acquire shares of common stock at the average market price during the reporting period.

     (p) Use of estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant areas requiring the use of management estimates include estimating the useful lives of long-lived assets, including property and equipment and patent costs, as well as assessing the recoverability of the long-term investment, research tax credits and future tax assets. The reported amounts and note disclosures are determined to reflect the most probable set of economic conditions and planned course of actions. Actual results could differ from these estimates.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

3.   GRANTS RECEIVABLE:

     (a) Technology Partnerships Canada Program:

         During the year ended June 30, 2000, the Company signed an agreement with the federal Ministry of Industry under its Technology Partnerships Canada Program (the "Agreement"). Under the Agreement, the Company is entitled to a financial contribution based on eligible expenditures incurred by the Company with respect to a project for the development of effective oral therapeutics for Alzheimer's Disease. The contributions were earned over a period of four years ended March 31, 2003.

         The Company submitted total claims under the Agreement in the amount of $1,498 in 2003, $2,019 in 2002, $1,777 in 2001 and $1,443 in 2000 for a
         cumulative amount of $6,737. The Company recorded $1,405 in 2003, $1,657 in 2002, $1,413 in 2001 in "research grants and other" in the consolidated statements of operations and $93 in 2003, $362 in 2002 and $364 in 2001 against property and equipment.

         Under the Agreement, the Company is committed to pay the federal government royalties equal to 7.24% of gross revenues realized from the commercialization of effective orally-administered therapeutics for the treatment of Alzheimer's Disease until June 30, 2010. After June 30, 2010, the Company may have to continue to pay royalties until such time as the aggregate amount of royalties paid pursuant to the Agreement reaches $20,540.

     (b) Food and Drug Administration:

         During the year ended June 30, 2002, the Company was awarded a $1,400 grant from the US Food and Drug Administration for certain direct costs to be incurred by the Company for a Phase II/III trial of Fibrillex(TM). Funds under the grant are expected to be received by the Company in equal quarterly instalments over a period of three years. Included in "research grants and other" on the statement of operations for the twelve-month period ended June 30, 2003 is an amount of $460 (2002 - $356) received under this agreement.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

4.   LONG-TERM INVESTMENT:

     In May 2003, the Company entered into the following transactions with respect to its Diabetes Type II pre-clinical program:

     (i) the Company disposed of its intellectual property rights relating to the pre-clinical diabetes program, including an exclusive perpetual, royalty-free, worldwide license to Innodia Inc. ("Innodia"), a privately held Canadian biopharmaceutical company. The carrying value of these rights, which amount to $346, were exchanged for 1,904,464 Innodia common shares having a fair market value of $5,400. The fair market value of the Innodia common shares was determined based on the pricing of a $7,000 private placement financing completed by Innodia concurrent with this transaction. Since the Company transferred its ownership of a controlled productive asset to Innodia in exchange for a non-controlling equity interest of 31% in Innodia, the Company accounted for this transaction as a partial sale and recognized a gain on the transaction only to the extent of the interest of the other shareholders in Innodia. Accordingly, the gain on sale of intellectual property rights of $3,484 included in the 2003 statement of operations represents approximately 69% of the total gain of $5,054 on the transaction;

     (ii) the Company subscribed for 176,339 Class A1 preferred shares of Innodia as part of a private placement for a cash consideration of $500, plus related costs of $91.

     In June 2003, the Company transferred its 31% interest in Innodia to a holding company which is controlled indirectly by a shareholder. As consideration for this transfer, Neurochem received 176,339 non-voting Class A1 preferred shares, 1,904,464 non-voting, participating Class A common shares and 352,537 voting, non-participating Class V preferred shares. The Class A1 preferred shares are convertible into common shares on a one-for-one basis at any time at the option of the holder and automatically convertible under specified circumstances. At June 30, 2003, the Company's long-term investment represents voting rights of approximately 12% and equity ownership of approximately 70% in the holding company, which represents the same economic interest as that held directly in Innodia prior to the transfer.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

5.   PROPERTY AND EQUIPMENT:

                                                                                                          2003
                                                   -----------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation             Net book
                                                            Cost         and amortization                value
                                                   -------------         ----------------        -------------
     Research equipment                            $       2,484            $       1,253        $       1,231
     Computer hardware and software                        1,331                      750                  581
     Office equipment                                        560                      187                  373
     Equipment under capital leases                        1,198                      429                  769
     Leasehold improvements                                1,532                      416                1,116
                                                   -------------            -------------        -------------
                                                   $       7,105            $       3,035        $       4,070
                                                   =============            =============        =============

                                                                                                          2002
                                                   -----------------------------------------------------------
                                                                              Accumulated
                                                                             depreciation             Net book
                                                            Cost         and amortization                value
                                                   -------------         ----------------        -------------
     Research equipment                            $       1,694            $         822        $         872
     Computer hardware and software                          587                      376                  211
     Office equipment                                        357                      126                  231
     Equipment under capital leases                        1,782                      429                1,353
     Leasehold improvements                                1,346                      263                1,083
                                                   -------------            -------------        -------------
                                                   $       5,766            $       2,016        $       3,750
                                                   =============            =============        =============

     Included in "depreciation of property and equipment" in the consolidated statements of operations is depreciation of equipment under capital lease of $251 (2002 - $245).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

6.   PATENT COSTS:

                                        2003                 2002
                                       ------               ------
Cost                                   $2,946               $2,562
Accumulated amortization                  360                  356
                                       ------               ------
                                       $2,586               $2,206
                                       ======               ======

     The remaining weighted average amortization period of patents at June 30, 2003 is 15.4 years (2002 - 16.2 years). The estimated amortization expense for each of the next five years is approximately $196 per annum or $980 in the aggregate.

7.   OBLIGATIONS UNDER CAPITAL LEASES:

     Minimum lease payments under capital leases expiring in 2006 are as follows:

                                                                              2003                2002
                                                                            ---------          ---------
     2003                                                                   $      --          $     645
     2004                                                                         470                470
     2005                                                                         470                470
     2006                                                                         196                196
                                                                            ---------          ---------
                                                                                1,136              1,781
     Less amount representing interest at rates ranging
       from 6.88% to 9.75%                                                         92                185
                                                                            ---------          ---------
                                                                                1,044              1,596

     Less current portion                                                         411                552
                                                                            ---------          ---------
                                                                            $     633          $   1,044
                                                                            =========          =========

     Interest expense related to obligations under capital leases was $92 in 2003 (2002 - $80; 2001 - $50) and is included in "interest and bank charges" in the consolidated statements of operations.

     In December 2001, the Company entered into a sale-leaseback agreement with a Canadian chartered bank to sell previously acquired research equipment and concurrently leased the same property back over a four-year period. The Company received proceeds from the sale in the amount of $1,649.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL:

     (a) The authorized share capital of the Company consists of:

         o    an unlimited number of voting common shares

         o an unlimited number of non-voting preferred shares, issuable in one or more series

     (b) Issued and outstanding:

         The issued and outstanding share capital consists of:

                                                                               2003                 2002
                                                                          --------------       --------------
         23,483,024 common shares (2002 - 18,028,344 common shares)       $       87,482       $       69,501
                                                                          ==============       ==============

         Changes in the issued and outstanding common shares for the past three fiscal periods were as follows:

                                                    Number        Dollars
                                                  ----------      -------
Balance, June 30, 2000                            16,623,481      $60,599

Exercise of over allotment option (i)                581,818        4,800
Issued for cash from private placement (ii)          321,035        3,807
Exercise of options                                  435,438          205
Exercise of warrants                                  34,447           79
                                                  ----------      -------
Balance, June 30, 2001                            17,996,219       69,490

Exercise of options                                   32,125           11
                                                  ----------      -------
Balance, June 30, 2002                            18,028,344       69,501

Issued for cash from private placement (iii)       4,000,000       15,148
Exercise of warrants                                 836,644        1,904
Exercise of options                                  618,036          929
                                                  ----------      -------
Balance, June 30, 2003                            23,483,024      $87,482
                                                  ==========      =======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (b) Issued and outstanding (continued):

         Fiscal 2001:

         (i) In August 2000, the underwriters fully exercised their over-allotment option issued in connection with the Company's 2000 initial public offering to purchase an additional 581,818 common shares for a cash consideration of $4,800.

         (ii) In January 2001, the Company issued 321,035 common shares to a shareholder for a cash consideration of $3,807.

         Fiscal 2003:

         (iii) On July 25, 2002 and February 18, 2003, the Company completed equity financing agreements with Picchio Pharma Inc. In July 2002, the Company issued 2.8 million units at a cost of $2.50 per unit, and received aggregate proceeds of $7,000. The units were comprised of one common share and one warrant exercisable any time within a three-year period at the exercise price of $3.13, which represents a premium of 25% over the issue price of the unit. The warrants expire on July 25, 2005.

               In February 2003, the Company issued 1.2 million units at a cost of $6.79 per unit and received aggregate proceeds of $8,148. The units were comprised of one common share and one warrant exercisable any time within a three-year period at an exercise price of $7.81, which represents a premium of 15% over the issue price of the unit. The warrants expire on February 18, 2006.

         Share issue costs related to these transactions were charged to the deficit.

     (c) Stock option plan:

         Under its stock option plan, the Company may grant options to purchase common shares to key employees, directors, officers, consultants and members of the Scientific Advisory Board of the Company. The terms, number of common shares covered by each option as well as the permitted frequency of the exercise of such options is determined by the Board of Directors. In general, options vest over periods ranging from one to five years. The total number of common shares which may be issued pursuant to the plan is 3,196,973 shares. The maximum number of common shares which may be optioned in favor of any single individual shall not exceed 5% of the issued and outstanding common shares of the Company. The option price per share will, in no circumstances, be lower than the fair market value of the common shares at the date of the grant of the option, less any discount permitted by any regulatory authority. In no event may the term of any option exceed ten years from the date of the grant of the option.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (c) Stock option plan (continued):

         Changes in outstanding options issued under the stock option plan for the past three fiscal periods were as follows:

                                                             Weighted
                                                              average
                                          Number       exercise price
                                         ---------     --------------
Options outstanding, June 30, 2000       1,489,725       $   1.73

Exercised                                 (186,438)          0.37

Cancelled or expired                        (2,562)          0.41

                                         ---------       --------
Options outstanding, June 30, 2001       1,300,725           1.93

Granted                                    704,400           3.00

Exercised                                  (22,125)          0.36

Cancelled or expired                       (19,500)          3.13

                                         ---------       --------
Options outstanding, June 30, 2002       1,963,500           2.32

Granted                                    909,000           7.22

Exercised                                 (577,036)          1.59

Cancelled or expired                        (3,620)          3.25

                                         ---------       --------
Options outstanding, June 30, 2003       2,291,844       $   4.48
                                         =========       ========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (c) Stock option plan (continued):

         The following table summarizes information about options outstanding and exercisable at June 30, 2003:

                                                                          Weighted average
                                                                                 remaining
                                           Options            Options     contractual life
         Exercise price/share          outstanding        exercisable              (years)
         --------------------          -----------        -----------     ----------------
         $ 0.36 - $ 0.65                   272,500            272,500                  3.8
         $ 2.99 - $ 3.75                 1,116,011            684,595                  7.5
         $ 5.30 - $ 6.79                   377,333             98,708                  9.3
         $ 8.11 - $ 9.85                   526,000             41,000                  9.6
                                         ---------          ---------                  ---
                                         2,291,844          1,096,803                  7.8
                                         =========          =========                  ===

     (d) Other outstanding options at June 30, 2003:

         The Company had previously issued 400,000 options to purchase common shares at prices ranging from US$0.20 to US$2.50 per share which are not covered by the stock option plan. In the fiscal period ended June 30, 2003, 41,000 (10,000 in 2002; 249,000 in 2001) of these options were exercised for gross proceeds of $12 ($3 in 2002; $135 in 2001). The remaining 100,000 outstanding options are detailed as follows:

                                                              Options             Options
         Exercise price/share                             outstanding         exercisable               Expiry
         --------------------                             -----------         -----------               ------
         US$    2.50                                          100,000             100,000                 2004
                                                              =======             =======                 ====

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

8.   SHARE CAPITAL (CONTINUED):

     (e) Outstanding warrants at June 30, 2003:

         Each warrant entitles the holder to purchase one common share. Changes in outstanding warrants issued in connection with various private placements for the past three fiscal periods were as follows:

                                                                                        Weighted
                                                                                         average
                                                                      Number      exercise price
                                                                     ---------    --------------
Warrants outstanding, June 30, 2000                                    977,876          $   2.22

Exercised                                                              (34,447)             2.31

                                                                     ---------          --------
Warrants outstanding, June 30, 2001 and 2002                           943,429              2.22

Issued in connection with private placement (note 8 (b) (iii))       4,000,000              4.53

Exercised                                                             (836,644)             2.28

                                                                     ---------          --------
Warrants outstanding, June 30, 2003                                  4,106,785          $   4.46
                                                                     =========          ========

         The following table summarizes information about outstanding warrants at June 30, 2003:

            Warrants        Exercise price               Expiry
            --------        --------------               ------
             106,785              $   1.80           April 2005
           2,800,000              $   3.13            July 2005
           1,200,000              $   7.81        February 2006
           ---------              --------
           4,106,785              $   4.46
           =========              ========

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

9.   COMMITMENTS:

     (a) Operating leases:

         Minimum annual lease payments for the next five years and thereafter under operating leases relating to premises are as follows:

         2004                             $    574
         2005                                  479
         2006                                  400
         2007                                  323
         2008                                  196
         Thereafter                            717
                                          --------
                                          $  2,689
                                          ========

         In addition, the Company is also responsible for operating costs and taxes under the operating leases.

     (b) License agreements and research collaborations:

         Effective January 1, 1994, the Company entered into a number of license agreements (the "License Agreements") with Parteq Research and Development Innovations ("Parteq"), the commercialization arm and exclusive worldwide licensee of Queen's University. Pursuant to these agreements, the Company was granted the worldwide exclusive license to use, market and sublicense certain technologies, patents and patent applications developed and belonging to Queen's University. While the title and interest in the intellectual property rights remain the property of Queen's University, the Company will be the owner of all intellectual property rights in and to all improvements to the intellectual property rights developed, invented or acquired by the Company. Pursuant to the terms of the License Agreements, the Company has agreed to pay certain fees (including milestone payments) and royalties, and to assume all expenses related to the protection of the intellectual property rights. Each of the License Agreements will terminate upon the later of (i) the expiry date of the last-to-expire of the licensed patents or (ii) ten years after its first sales of products that use the license, should no patent be issued.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

9.   COMMITMENTS (CONTINUED):

     (b) License agreements and research collaborations (continued):

         The Company is a party to research and license agreements under which it has obtained rights to use certain technologies to develop certain of its product candidates. These agreements impose various milestones, commercialization, sublicensing, royalty and other payment, insurance, indemnification and other obligations and are subject to certain reservations of rights.

     (c) Agreement with H. Lundbeck A/S:

         In 1999, the Company entered into a Collaborative Research and License Agreement and a Master Private Placement and Stock Option Agreement (the "Agreements") with H. Lundbeck A/S ("Lundbeck"), a European pharmaceutical company specializing in the research, development, production and marketing of drugs for treating diseases of the central nervous system.

         Pursuant to the Agreements, the parties agreed to collaborate on the development of compounds (GAG and GAG mimetic) useful in treating Alzheimer's Disease.

         In October 2000, the Company achieved a research and development objective under its Agreements. In 2001, as a result of the determination of "proof of concept" in connection with the research program, the Company received a milestone payment in the amount of $3,807 (US$2,500). In addition, the Company received research funding of $1,933 (US$1,250) ($1,912 (US$1,250) in 2001) under a research program that commenced January 2001 under the Agreements and $338 ($651 in 2001) under other research agreements with Lundbeck.

         In October 2001, the Company and Lundbeck mutually agreed to terminate the Agreements and, as a result, the Company regained ownership and control of its anti-amyloid drug molecules program for Alzheimer's Disease at no cost to the Company. Consequently, the Company received the last payments from Lundbeck under the Agreements in October 2001.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================


9. COMMITMENTS (CONTINUED):

     (d)  Management services agreement:

          Payments under a management services agreement with a shareholder-affiliated entity (see note 10 (d)) are as follows: 2004 - $960; 2005 - $640.

     (e)  Guarantees:

          On January 1, 2003, the Company adopted the new recommendations of the CICA, accounting Guideline 14, Disclosure of Guarantees, which clarifies disclosure requirements for certain guarantees. The guideline does not provide guidance on nor require the measurement and recognition of a guarantor's liability for obligations under guarantees. The guideline defines a guarantee to be a contract (including an indemnity) that contingently requires the Company to make payments to a third party based on (i) changes in an underlying interest rate, foreign exchange rate, equity or commodity instrument, index or other variable, that is related to an asset, a liability or an equity security of the counterparty, (ii) failure of another party to perform under an obligating agreement or (iii) failure of another party to pay its indebtedness when due.

          At June 30, 2003, the Company is contingently liable for a letter of guarantee granted in favor of a landlord in the amount of $200. A long-term security deposit of $200 is pledged under the letter of guarantee. In addition, the Company has granted a movable hypothec in the amount of $100 under a lease agreement covering the universality of movable property at a leased location.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

10.  RELATED PARTY TRANSACTIONS:

     (a) Included in revenues are amounts received under various agreements with Lundbeck, a shareholder, of nil in 2003, $2,271 in 2002 and $6,370 in 2001.

     (b) Included in research and development are the following amounts paid to Queen's University at Kingston, a shareholder, under various research agreements:


         2003                                                       $      5
         2002                                                            295
         2001                                                            137

     (c) The Company paid Parteq Research and Development Innovations, a shareholder, the following amounts for patent fees in the normal course of operations:

         2003                                                       $     10
         2002                                                             16
         2001                                                             --

     (d) Under the terms of a management services agreement entered into in March 2003 with Picchio International Inc., a company controlled by a shareholder, the Company recorded a management fee of $320 for the year ended June 30, 2003. In addition, the Company reimbursed this company for $209 of expenses incurred prior to the date of the management services agreement.

     (e) Accounts payable and accrued liabilities include balances due to shareholders of $13 (2002 and 2001 - $47).

     These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

11. INCOME TAXES:

     (a)  Details of the components of income taxes are as follows:

                                                  2003           2002           2001
                                               ----------     ----------     ----------

Loss before income taxes:
     Canadian operations                       $  (18,559)    $  (13,475)    $   (2,687)
     Foreign operations                            (1,059)            --             --
                                               ----------     ----------     ----------
                                                  (19,618)       (13,475)        (2,687)

Basic income tax rate                                  34%            36%            38%

                                               ----------     ----------     ----------
Computed income tax recovery                       (6,670)        (4,851)        (1,021)

Adjustment in income taxes resulting from:
     Non-recognition of losses and other
       unclaimed deductions                         2,403          4,851          1,021
     Reduction of future tax assets due to
       differences in tax rates with foreign
       subsidiaries                                 4,592             --             --
     Permanent differences                           (325)            --             --
                                               ----------     ----------     ----------
                                               $       --     $       --     $       --
                                               ==========     ==========     ==========

     (b)  Future income taxes:

          The temporary differences that give rise to future tax assets and liabilities at June 30, 2003 and 2002 are as follows:

                                                         2003          2002
                                                      ----------    ----------

Future tax assets:
     Patent costs                                     $   10,053    $       --
     Unclaimed scientific research and experimental
       development expenditures for tax purposes           5,750         9,546
     Share issue costs                                       376           522
     Non-capital losses carried forward                       --         2,669
     Long-term investment                                    271            --
     Cumulative eligible capital                               6            33
                                                      ----------    ----------
                                                          16,456        12,770

Less: valuation allowance                                (15,621)      (12,178)
                                                      ----------    ----------
                                                             835           592

Future tax liabilities:
     Property and equipment, and patent costs               (835)         (592)
                                                      ----------    ----------
Net future tax assets                                 $       --    $       --
                                                      ==========    ==========

                            Intentionally Left Blank

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

11.  INCOME TAXES (CONTINUED):

     (b)  Future income taxes (continued):

          In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future income tax assets will be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income and/or tax planning strategies. Since the Company is a development stage enterprise, the generation of future taxable income is dependent on the successful commercialization of its products and technologies.

     (c) The Company has the following unclaimed deductions available to reduce future taxable income in Canada:

                                                      Federal         Quebec
                                                    ------------   -----------

Research expenditure pool (no expiry)               $     26,093   $       149
                                                    ============   ===========

          The Company also has approximately $3,685 in federal research investment tax credits that can be used to reduce future federal taxes payable and which expire as follows:

2012                                                                    $1,434
2013                                                                     2,251
                                                                        ------
                                                                        $3,685
                                                                        ======

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

12.  EARNINGS PER SHARE:

     (a)  Basic and diluted earnings per share:

          The reconciliation between basic and diluted earnings per share is as follows:

                                            2003            2002            2001
                                        ------------    ------------    ------------

Basic:
     Basic weighted average number of
       common shares outstanding          21,770,541      18,007,392      17,436,716
                                        ============    ============    ============

Basic net loss per share                $      (0.90)   $      (0.75)   $      (0.15)
                                        ============    ============    ============

Diluted:
     Basic weighted average number of
       common shares outstanding          21,770,541      18,007,392      17,436,716
     Plus impact of stock options and
       warrants (1)                        2,858,010       1,239,910       1,976,280
                                        ------------    ------------    ------------
Diluted common shares                     24,628,551      19,247,302      19,412,996
                                        ============    ============    ============

Diluted net loss per share (1)          $      (0.90)   $      (0.75)   $      (0.15)
                                        ============    ============    ============

(1) The impact of stock options and warrants is anti-dilutive because the Company incurred losses in 2003, 2002 and 2001. All outstanding options and warrants included in this computation could potentially be dilutive in the future.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

12.  EARNINGS PER SHARE (CONTINUED):

     (b)  Stock-based compensation:

          Effective July 1, 2002, the Company adopted prospectively the new recommendations with respect to the accounting for stock-based compensation and other stock-based payments (see note 2 (m)). If the fair value-based accounting method had been used to account for and measure stock-based compensation costs relating to exempt options granted to employees after July 1, 2002, the net earnings and related earnings per share figures would have been as follows:

Reported net loss                                                   $    (19,618)
Pro forma adjustments to compensation expense                               (718)
                                                                    ------------
Pro forma net loss                                                  $    (20,336)
                                                                    ============

Pro forma loss per share:
     Basic                                                          $      (0.93)
     Diluted                                                               (0.93)
                                                                    ============

         The weighted average fair value of each option granted is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

Risk free interest rate                                                     4.68%
Expected volatility                                                           61%
Expected life in years                                                         7
Expected dividend yield                                                      nil

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

12.  EARNINGS PER SHARE (CONTINUED):

     (b)  Stock-based compensation (continued):

          The following table summarizes the weighted average grant-date fair value per share for options granted during the year ended June 30, 2003:

                                                                    Weighted
                                                                    average
                                                                   grant-date
                                                     Number of     fair value
                                                      options       per share
                                                   ------------   ------------
Exercise price per share equal to market                909,000   $       4.66
                                                   ============   ============

         Dividend yield was excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations.

13.  STATEMENT OF CASH FLOWS - SUPPLEMENTARY DISCLOSURE:

     (a)  Cash and cash equivalents:

          Cash and cash equivalents consist of cash balances with banks and short-term investments:

                                                         2003           2002
                                                    ------------   ------------

Cash balances with banks                            $      2,462   $        115
Short-term investments (yielding interest between
  3.24% to 3.29% (2002: 1.3% to 2.7%)                      3,988          1,034
                                                    ------------   ------------
                                                    $      6,450   $      1,149
                                                    ============   ============

     (b)  Interest and income taxes:

                                                        2003           2002
                                                    ------------   ------------

Cash paid in the year for:
     Interest                                       $         92   $        143
     Income taxes                                             --             --

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

13. STATEMENT OF CASH FLOWS - SUPPLEMENTARY DISCLOSURE (CONTINUED):

     (c)  Non-cash transactions:

                                              2003           2002           2001
                                          ------------   ------------   ------------

Disposal of intellectual property to
  Innodia in exchange
  for an equity interest (note 4)         $      3,830   $         --   $         --

Additions to property and equipment
  and patent costs included in accounts
  payable and accrued liabilities at
  year-end                                         590            523            625

14. SEGMENT DISCLOSURES:

     (a)  Business segment:

          The Company operates in one business segment, namely the development and commercialization of innovative therapeutics for neurological disorders. The Company's operations are conducted principally in Canada.

     (b)  Information about major customers:

          All of the Company's revenues in 2002 and 2001 were derived from one customer (see note 9 (c) and 10 (a)).

     (c) Property and equipment and intangible assets (patent costs) by geographic area are as follows:

                                                       2003           2002
                                                   ------------   ------------

Canada                                             $      4,070   $      5,956
Europe                                                    2,586             --
                                                   ------------   ------------
                                                   $      6,656   $      5,956
                                                   ============   ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

15. FINANCIAL INSTRUMENTS:

     (a)  Fair value disclosure:

          Fair value estimates are made as of a specific point in time, using available information about the financial instrument. These estimates are subjective in nature and often cannot be determined with precision.

          The Company has determined that the carrying value of its short-term financial assets and liabilities, including cash and cash equivalents, grants receivable, sales taxes receivable, interest and other receivables, research tax credits receivable as well as accounts payable and accrued liabilities, approximates their fair value because of the relatively short periods to maturity of these instruments.

          Marketable securities are comprised of fixed income instruments with a high credit rating (not less than R1 (mid) rating). The weighted average effective interest rate of the marketable securities is approximately 3.25%. The fair market value of the marketable securities amounts to $9,947 as at June 30, 2003 ($22,976 in 2002).

          The fair value of obligations under capital leases, calculated at the present value of future contractual payments of principal and interest, discounted at the current market rates of interest available to the Company for debt instruments with similar terms and maturity, approximates their carrying value.

     (b)  Credit risk:

          Credit risk results from the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. The Company regularly monitors the credit risk exposure and takes steps to mitigate the likelihood of these exposures from resulting in actual loss.

          Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of marketable securities. The Company has investment policies that ensure the safety and preservation of principal, that ensure that the Company's liquidity needs are met and that optimize yields. Authorized investments include bankers' acceptances, bearer deposit notes, corporate and government bonds, certificates of deposit, commercial paper and treasury bills, and are limited to 10% per issuer.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

15. FINANCIAL INSTRUMENTS (CONTINUED):

     (c)  Foreign currency risk management:

          A substantial portion of the Company's revenues from research contracts and milestone payments in prior years, as well as expenses, are denominated in US dollars. This results in financial risk due to fluctuations in the value of the Canadian dollar relative to the US dollar. The Company does not use derivative financial instruments to reduce its foreign exchange exposure. Fluctuations in payments made for the Company's services could cause unanticipated fluctuations in the Company's operating results.

     (d)  Interest rate risk:

          The Company's exposure to interest rate risk is as follows:


          Cash and cash equivalents                        Fixed interest rate
          Marketable securities                            Fixed interest rate
          Obligations under capital leases                 Fixed interest rate


16. CANADIAN/US REPORTING DIFFERENCES:

     (a)  Consolidated statements of operations:

          The reconciliation of earnings reported in accordance with Canadian GAAP with US GAAP is as follows:

                                                                           Cumulative
                                                                             since
                                                                          inception of
                                              2003            2002         operations
                                          ------------    ------------    ------------

Net loss in accordance with
  Canadian GAAP                           $    (19,618)   $    (13,475)   $    (58,065)

Adjustment for:
     Stock-based compensation costs (1)            (83)           (111)         (1,967)
                                          ------------    ------------    ------------
Net loss in accordance with US GAAP       $    (19,701)   $    (13,586)   $    (60,032)
                                          ============    ============    ============

Loss per share under US GAAP:
     Basic and diluted                    $      (0.90)   $      (0.75)
                                          ============    ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (a)  Consolidated statements of operations (continued):

          The weighted average number of common shares outstanding for purposes of determining basic and diluted loss per share is the same amount as the one used for Canadian GAAP purposes.

     (b)  Consolidated balance sheets:

          A reconciliation of balance sheet items in accordance with Canadian GAAP with US GAAP is as follows:

          (i)  Share capital:

                                                    2003            2002
                                                ------------    ------------

Share capital, Canadian GAAP                    $     87,482    $     69,501

Adjustment for:
    Share issue costs (2)                             (4,714)         (4,177)
                                                ------------    ------------
Share capital, US GAAP                          $     82,768    $     65,324
                                                ============    ============

          (ii) Additional paid-in capital:

                                                    2003           2002
                                                ------------   ------------

Additional paid-in capital, Canadian GAAP       $         --   $         --

Adjustment for:
    Stock-based compensation (1):
        Current year                                      83            111
        Cumulative effect of prior years               1,610          1,499
                                                ------------   ------------
                                                       1,693          1,610
                                                ------------   ------------
Additional paid-in capital, US GAAP             $      1,693   $      1,610
                                                ============   ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (iii) Deficit:

                                                    2003            2002
                                                ------------    ------------

Deficit, Canadian GAAP                          $    (62,779)   $    (42,624)

Adjustment for:
    Stock-based compensation (1):
        Current year                                     (83)           (111)
        Cumulative effect of prior years              (1,610)         (1,499)
                                                ------------    ------------
                                                      (1,693)         (1,610)

    Share issue expenses (2)                           4,714           4,177
                                                ------------    ------------
Deficit, US GAAP                                $    (59,758)   $    (40,057)
                                                ============    ============

          (1)  Stock-based compensation:

               Employees

               For US GAAP purposes, the Company has elected to follow the intrinsic value method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") in accounting for stock options granted to employees and directors. Under the intrinsic value method, compensation cost is recognized for the difference, if any, between the quoted market price of the stock as at the grant date and the amount the individual must pay to acquire the stock. The Company recorded compensation expense of $83 (2002 - $111) in respect of options granted to employees prior to the Company's initial public offering at prices other than the quoted market price at date of grant.

               Non-employees

               In accordance with FAS 123, Accounting for Stock-Based Compensation, compensation related to stock options granted to non-employees prior to July 1, 2002 is recorded in the accounts based on the fair value of the stock options at the grant date. For purposes of reconciliation to US GAAP, the Company recorded compensation expense of nil in respect of options granted to non-employees (2002 - nil).

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (1)  Stock-based compensation (continued):

               Fair value method

               Both Canadian and US GAAP require disclosure of the pro forma net loss using the fair value method of accounting for stock options granted to employees. The calculation under Canadian GAAP is presented in note 12 (b); the US GAAP calculation presented hereafter considers options granted prior to the effective date of the Canadian GAAP requirements.

               If the fair value based accounting method under FAS 123 had been used to account for stock-based compensation costs relating to options issued to employees, the net loss and related loss per share figures under US GAAP would have been as follows:

                                                                    Cumulative
                                                                      since
                                                                   inception of
                                       2003            2002         operations
                                   ------------    ------------    ------------

Reported net loss, US GAAP         $    (19,701)   $    (13,586)   $    (60,032)

Add: Stock-based employee
  compensation expense
  determined under the
  intrinsic value method
  included in reported net
  earnings, net of related
  taxes of $nil                              83             111           1,967

Deduct: Total stock-based
  employee compensation
  expense determined under
  fair value based method for
  all awards, net of related
  taxes of $nil                          (1,115)           (431)         (3,820)
                                   ------------    ------------    ------------
Pro forma net loss, US GAAP        $    (20,733)   $    (13,906)   $    (61,885)
                                   ============    ============    ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (1)  Stock-based compensation (continued):

                                                    2003            2002
                                                ------------    ------------

Loss per share (US GAAP)
    Basic:
         As reported                            $      (0.90)   $      (0.75)
         Pro forma                                     (0.95)          (0.77)

    Diluted:
         As reported                                   (0.90)          (0.75)
         Pro forma                                     (0.95)          (0.77)

               The weighted average fair value of each option granted is estimated on the date of grant using the Black-Scholes pricing model with the following weighted average assumptions:

                                                     2003            2002
                                                ------------    ------------

Risk-free interest rate                                 4.68%           5.19%
Expected volatility                                       61%             54%
Expected life in years                                     7               7
Expected dividend yield                                   --              --

               The following table summarizes the weighted average grant date fair value per shares for options granted:

                                                                  Weighted
                                                                  average
                                                                 grant-date
                                                  Number of      fair value
                                                   options       per share
                                                ------------   ------------
2003                                                 909,000   $       4.66
2002                                                 704,400           1.54

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (b)  Consolidated balance sheets (continued):

          (2)  Share issue costs:

               For US GAAP purposes, share issue costs are recorded as a reduction of the proceeds raised from the issuance of share capital. For Canadian GAAP purposes, share issue costs were charged to the deficit.

     (c)  Consolidated comprehensive income:

          FAS 130, Reporting Comprehensive Income, requires the Company to report and display information related to comprehensive income for the Company. Comprehensive income consists of net income and all other changes in shareholders' equity that do not result from changes from transactions with shareholders, such as cumulative foreign currency translation adjustments and unrealized gains or losses on securities. There were no adjustments to the net loss, US GAAP, required to reconcile to the comprehensive loss.

     (d)  Other disclosures required by US GAAP:

          (i)  Debt and equity investments:

               In accordance with FAS 115, Accounting for Certain Investments in Debt and Equity Securities, the Company's marketable securities are classified as held-to-maturity and the amortized cost, gross unrealized holding gains, unrealized holding losses and fair value by security-type were as follows:

               At June 30, 2003

                                         Gross          Gross
                                    unrealized     unrealized
                      Amortized        holding        holding           Fair
                           cost          gains         losses          value
                   ------------   ------------   ------------   ------------
Commercial paper   $      9,884   $         63   $         --   $      9,947
                   ============   ============   ============   ============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (i)  Debt and equity investments (continued):

               At June 30, 2002

                                            Gross           Gross
                                       unrealized      unrealized
                         Amortized        holding         holding            Fair
                              cost          gains          losses           value
                      ------------   ------------    ------------    ------------

Canadian money
  market securities   $     13,987   $         --    $         --    $     13,987
Canadian corporate
  debt securities            9,026             --             (37)          8,989
                      ------------   ------------    ------------    ------------
                      $     23,013   $         --    $        (37)   $     22,976
                      ============   ============    ============    ============

          (ii) Supplementary information:

               Under US GAAP and SEC rules, separate disclosure is required for the following statement of operations item. There is not similar requirement under Canadian GAAP.

                                                     2003             2002
                                                --------------   --------------
Rental expense                                  $          485   $          407
                                                ==============   ==============

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iii) Development stage company (continued):

                The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided.

                The statement of shareholders' equity since date of inception under US GAAP is presented below:

                                        Common shares             Class A shares            1st Preference
                                   -----------------------   -----------------------   -----------------------
                                     Number       Dollars      Number      Dollars       Number      Dollars
                                   ----------   ----------   ----------   ----------   ----------   ----------

Period ended October 14, 1994:
    Shares issued
      for cash                        850,000           --           --           --      400,000          546
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, October 14,
       1994                           850,000           --           --           --      400,000          546

Period ended September 30, 1995:
    Shares issued
      for cash                             --           --           --           --      600,000          811
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, September 30,
       1995                           850,000           --           --           --    1,000,000        1,357

Year ended September 30, 1996:
    Shares issued
      for cash                             --           --           --           --           --           --
    Shares issued
      for services                    275,076           41           --           --           --           --
    Share issue costs                      --           --           --           --           --           --
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, September 30,
       1996                         1,125,076           41           --           --    1,000,000        1,357

Year ended September 30, 1997:
    Net loss                               --           --           --           --           --           --
                                   ----------   ----------   ----------   ----------   ----------   ----------
    Balance, September 30,
       1997                         1,125,076           41           --           --    1,000,000        1,357



                                        Special shares        Additional                        Total
                                   -----------------------       paid-in                shareholders'
                                     Number      Dollars         capital      Deficit          equity
                                   ----------   ----------    ----------   ----------   -------------

Period ended October 14, 1994:
    Shares issued
      for cash                             --           --    $       --   $       --      $      546
    Net loss                               --           --            --         (551)           (551)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, October 14,
       1994                                --           --            --         (551)             (5)

Period ended September 30, 1995:
    Shares issued
      for cash                             --           --            --           --             811
    Net loss                               --           --            --       (1,787)         (1,787)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, September 30,
       1995                                --           --            --       (2,338)           (981)

Year ended September 30, 1996:
    Shares issued
      for cash                      5,595,001       10,071            --           --          10,071
    Shares issued
      for services                         --           --            --           --              41
    Share issue costs                      --         (217)           --           --            (217)
    Net loss                               --           --            --       (2,169)         (2,169)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, September 30,
       1996                         5,595,001        9,854            --       (4,507)          6,745

Year ended September 30, 1997:
    Net loss                               --           --            --       (2,391)         (2,391)
                                   ----------   ----------    ----------   ----------      ----------
    Balance, September 30,
       1997                         5,595,001        9,854            --       (6,898)          4,354

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iii) Development stage company (continued):

                The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided (continued):

                The statement of shareholders' equity since date of inception under US GAAP is presented below (continued):

                                       Common shares             Class A shares            1st Preference
                                 -----------------------   -----------------------    ------------------------
                                    Number      Dollars        Number      Dollars       Number      Dollars
                                 ----------   ----------   ----------   ----------    ----------    ----------

Balance, September 30, 1997
  brought forward                 1,125,076           41           --           --     1,000,000         1,357
                                 ----------   ----------   ----------   ----------    ----------    ----------

Year ended September 30, 1998:
    Conversion into
      Class A shares                     --           --    6,595,001       11,211    (1,000,000)       (1,357)
    Shares issued
      for cash                           --           --    3,138,770       10,201            --            --
    Exercise of options               5,500            2           --           --            --            --
    Share issue costs                    --           --           --         (550)           --            --
    Net loss                             --           --           --           --            --            --
                                 ----------   ----------   ----------   ----------    ----------    ----------
    Balance, September 30,
      1998                        1,130,576           43    9,733,771       20,862            --            --

Period ended June 30, 1999:
    Shares issued
      for cash                           --           --    1,483,224        5,562            --            --
    Exercise of options              29,314           11           --           --            --            --
    Share issue costs                    --           --           --         (106)           --            --
    Net loss                             --           --           --           --            --            --
                                 ----------   ----------   ----------   ----------    ----------    ----------
    Balance, June 30,
      1999                        1,159,890           54   11,216,995       26,318            --            --


                                      Special shares         Additional                        Total
                                 ------------------------       paid-in                shareholders'
                                  Number      Dollars           capital      Deficit          equity
                                 ----------    ----------    ----------   ----------   -------------

Balance, September 30, 1997
  brought forward                 5,595,001         9,854    $       --   $   (6,898)     $    4,354
                                 ----------    ----------    ----------   ----------      ----------

Year ended September 30, 1998:
    Conversion into
      Class A shares             (5,595,001)       (9,854)           --           --              --
    Shares issued
      for cash                           --            --            --           --          10,201
    Exercise of options               5,500            --            --           --               2
    Share issue costs                    --            --            --           --            (550)
    Net loss                             --            --           602       (6,824)         (6,222)
                                 ----------    ----------    ----------   ----------      ----------
    Balance, September 30,
      1998                               --            --           602      (13,722)          7,785

Period ended June 30, 1999:
    Shares issued
      for cash                           --            --            --           --           5,562
    Exercise of options              29,314            --            --           --              11
    Share issue costs                    --            --            --           --            (106)
    Net loss                             --            --           303       (3,887)         (3,584)
                                 ----------    ----------    ----------   ----------      ----------
    Balance, June 30,
      1999                               --            --           905      (17,609)          9,668

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iv) Development stage company (continued):

               The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided (continued):

               The statement of shareholders' equity since date of inception under US GAAP is presented below (continued):


                                        Common shares                Class A shares               1st Preference
                                 --------------------------    --------------------------   -------------------------
                                    Number        Dollars         Number        Dollars        Number        Dollars
                                 -----------    -----------    -----------    -----------   -----------   -----------

Balance, June 30, 1999
  brought forward                  1,159,890             54     11,216,995         26,318            --            --

Year ended June 30, 2000:
    Shares issued
      for cash                       180,723            750         63,442            238            --            --
    Exercise of options               12,177              4             --             --            --            --
    Exercise of warrants -                --             --        111,467            362            --            --
    Conversion of
      Class A shares              11,391,904         26,918    (11,391,904)       (26,918)           --            --
    Initial public offering        3,878,787         32,000             --             --            --            --
    Share issue costs                     --         (2,739)            --             --            --            --
    Net loss                              --             --             --             --            --            --
                                 -----------    -----------    -----------    -----------   -----------   -----------
    Balance June 30,
       2000                       16,623,481         56,987             --             --            --            --

Year ended June 30, 2001:
    Exercise of over-
      allotment option               581,818          4,800             --             --            --            --
    Shares issued
      for cash                       321,035          3,807             --             --            --            --
    Exercise of options              435,438            205             --             --            --            --
    Exercise of warrants              34,447             79             --             --            --            --
    Share issue expenses                  --           (565)            --             --            --            --
    Net loss                              --             --             --             --            --            --
                                 -----------    -----------    -----------    -----------   -----------   -----------
    Balance, June 30,
       2001                       17,996,219         65,313             --             --            --            --



                                       Special shares         Additional                        Total
                                 -------------------------       paid-in                shareholders'
                                    Number       Dollars         capital       Deficit         equity
                                 -----------   -----------   -----------   -----------  -------------

Balance, June 30, 1999
  brought forward                         --            --   $       905   $   (17,609)   $     9,668

Year ended June 30, 2000:
    Shares issued
      for cash                            --            --            --            --            988
    Exercise of options                   --            --            --            --              4
    Exercise of warrants -                --            --            --            --            362
    Conversion of
      Class A shares                      --            --            --            --             --
    Initial public offering               --            --            --            --         32,000
    Share issue costs                     --            --            --            --         (2,739)
    Net loss                              --            --           334        (5,915)        (5,581)
                                 -----------   -----------   -----------   -----------    -----------
    Balance June 30,
       2000                               --            --         1,239       (23,524)        34,702

Year ended June 30, 2001:
    Exercise of over-
      allotment option                    --            --            --            --          4,800
    Shares issued
      for cash                            --            --            --            --          3,807
    Exercise of options                   --            --            --            --            205
    Exercise of warrants                  --            --            --            --             79
    Share issue expenses                  --            --            --            --           (565)
    Net loss                              --            --           260        (2,947)        (2,687)
                                 -----------   -----------   -----------   -----------    -----------
    Balance, June 30,
       2001                               --            --         1,499       (26,471)        40,341

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d) Other disclosures required by US GAAP (continued):

         (iii) Development stage company (continued):

              The Company is a development stage enterprise as defined in FAS 7 and the following additional disclosures are provided (continued):

              The statement of shareholders' equity since date of inception under US GAAP is presented below (continued):

                                  Common shares             Class A shares            1st Preference           Special shares
                            -----------------------    -----------------------   -----------------------   -----------------------
                              Number       Dollars       Number       Dollars      Number       Dollars      Number       Dollars
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------

Balance, June 30, 2001
  brought forward           17,996,219       65,313            --           --           --           --           --           --

Year ended June 30, 2002:
    Exercise of options         32,125           11            --           --           --           --           --           --
    Net loss                        --           --            --           --           --           --           --           --
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------
    Balance, June 30,
      2002                  18,028,344       65,324            --           --           --           --           --           --

Year ended June 30, 2003:
    Shares issued for
      cash                   4,000,000       15,148            --           --           --           --           --           --
    Exercise of warrants       836,644        1,904            --           --           --           --           --           --
    Exercise of options        618,036          929            --           --           --           --           --           --
    Share issue costs               --         (537)           --           --           --           --           --           --
    Net loss                        --           --            --           --           --           --           --           --
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------
    Balance, June 30,
      2003                  23,483,024       82,768            --           --           --           --           --           --
                            ----------   ----------    ----------   ----------   ----------   ----------   ----------   ----------


                             Additional                        Total
                                paid-in                shareholders'
                                capital      Deficit          equity
                             ----------   ----------   -------------

Balance, June 30, 2001
  brought forward            $    1,499   $  (26,471)     $   40,341

Year ended June 30, 2002:
    Exercise of options              --           --              11
    Net loss                        111      (13,586)        (13,475)
                             ----------   ----------      ----------
    Balance, June 30,
      2002                        1,610      (40,057)         26,877

Year ended June 30, 2003:
    Shares issued for
      cash                           --           --          15,148
    Exercise of warrants             --           --           1,904
    Exercise of options              --           --             929
    Share issue costs                --           --            (537)
    Net loss                         83      (19,701)        (19,618)
                             ----------   ----------      ----------
    Balance, June 30,
      2003                   $    1,693   $  (59,758)     $   24,703
                             ----------   ----------      ----------

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iv) Recent accounting pronouncements:

               In April 2003, the Financial Accounting Standards Board ("FASB") issued FAS 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, which is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003. In May 2003, FASB issued FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The provisions of this statement are effective for financial instruments entered into or modified after May 31, 2003. The Company does not expect FAS 149 and 150 to have a material impact on its financial statements.

               The Emerging Issues Task Force ("EITF") reached a consensus on issue 00-21, Revenue Arrangements with Multiple Deliverables. This consensus addresses issues related to separating and allocating value to the individual elements of a single customer arrangement involving obligations regarding multiple products, services, or rights which may be fulfilled at different points in time or over different periods of time. The EITF guidance is applicable for arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not expect this guidance to have a material impact on its financial statements.

               In December 2002, the Canadian Institute of Chartered Accountants ("CICA") issued Handbook Section 3063, Impairment or Disposal of Long-lived Assets and revised Section 3475, Disposal of Long-Lived Assets and Discontinued Operations. Together, these two Sections supersede the write-down and disposal provisions of
               Section 3061, Property, Plant and Equipment as well as Section 3475, Discontinued Operations. Section 3063 amends existing guidance on long-lived asset impairment measurement and establishes standards for the recognition, measurement and disclosure of the impairment of long-lived assets held for use by the Company. It requires that an impairment loss be recognized when the carrying amount of an asset to be held and used exceeds the sum of the undiscounted cash flows expected from its use and disposal; the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value.
               Section 3475 provides a single accounting model for long-lived assets to be disposed of by sale. Section 3475 provides specified criteria for classifying an asset as held-for-sale to be measured at the lower of their carrying amounts or fair value, less costs to sell.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

16. CANADIAN/US REPORTING DIFFERENCES (CONTINUED):

     (d)  Other disclosures required by US GAAP (continued):

          (iv) Recent accounting pronouncements (continued):

               Section 3475 also broadens the scope of businesses that qualify for reporting as discontinued operations to include any disposals of a component of an entity, which comprises operations and cash flows that can be clearly distinguished from the rest of the Company, and changes the timing of recognizing losses on such operations. The new standards contained in Section 3063 on the impairment of long-lived assets held for use are applicable for years beginning on or after April 1, 2003. The revised standards contained in Section 3475 on disposal of long-lived assets and discontinued operations are applicable to disposal activities initiated by the Company's commitment to a plan on or after May 1, 2003. The Company does not expect that the adoption of these standards will have a material effect on its financial statements.

17. COMPARATIVE FIGURES:

     Certain of the comparative figures have been reclassified to conform to the presentation adopted in the current year.

18. SUBSEQUENT EVENTS:

     (a)  Exercise of warrants and options:

          In July and August 2003, the Company issued 178,907 common shares pursuant to the exercise of 106,785 warrants and 72,122 options for an aggregate cash consideration of $400.

NEUROCHEM INC.
Notes to Consolidated Financial Statements, Continued

Years ended June 30, 2003, 2002 and 2001 and for the period from inception (June
   17, 1993) to June 30, 2003
(in thousands of Canadian dollars, except per share data)

================================================================================

18. SUBSEQUENT EVENTS (CONTINUED):

     (b)  Litigation:

          The Company executed an agreement with Immtech International, Inc. ("Immtech") of Vernon Hills, Illinois in 2002 pursuant to which Immtech provided the Company with certain compounds for testing and granted the Company an option to license such compounds. On August 12, 2003, Immtech filed certain legal proceedings with the United States District Court with respect to a dispute regarding the agreement. The Company is vigorously defending these proceedings. In the opinion of management, none of the compounds involved in the dispute are relevant to the Company's product candidates and the Company does not believe these proceedings will have any material impact on its business.